For the period ended 12/31/2008                   Series 40, 41, 42, 43, 44, 45
File No. 811-7852

Sub-Item 77I(b): Terms of new or amended securities
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In July 31 2008, the Registrant commenced the offering of six new funds known as the Global Opportunities Fund, Target Retirement 2020 Fund, Target Retirement 2030 Fund, Target Retirement 2040 Fund, Target Retirement 2050 Fund, and Target Retirement Income Fund.